Exhibit 99.1

NEWS

CONTACT:	Kim Detwiler Vice President, Director of Corporate Communications Univest Corporation 215-721-8396 detwilerk@univest.net
FOR IMMEDIATE RELEASE
UNIVEST CORPORATION ACQUIRES TROLLINGER CONSULTING GROUP
The acquisition will further expand Univest’s advisory
capabilities by defining a new, niche service — municipal pension plans.
SOUDERTON, Pa., December 31, 2008 — Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP) today announced the acquisition of Trollinger Consulting Group (TCG), an independent actuarial, administrative, consulting/compliance, and investment counseling firm that exclusively serves Municipal Pension Plan clients. TCG, which is based in Allentown, Pa., was founded in 1994 by Steven M. Trollinger and serves approximately 70 municipal accounts throughout the Commonwealth of Pennsylvania.
“We are excited to begin offering a robust platform of pension plan services to expand our integrated solutions and strengthen relationships with the municipalities throughout the markets we serve,” said William S. Aichele, chairman, president and CEO of Univest Corporation. “This acquisition also builds momentum around our recent expansion into the Lehigh Valley by bringing us our first physical location in this new market.”
Steven M. Trollinger will join Univest as a senior vice president and continue to lead the team of six employees in their present office on Hamilton Boulevard in Allentown.
“In addition to growing our financial capabilities for clients through this acquisition, we are excited about the opportunity to welcome six new experienced employees to the Univest family,” said Kenneth D. Hochstetler, senior executive vice president of Univest Corporation. “Steven has developed a solid business model supported by a proprietary MUNI2000© database and a Strategic Asset Allocation™ process, which are key to delivering these niche services to support municipalities. In addition, TCG’s and Univest’s client bases align well. This will help fuel organic growth for Univest in the coming years and support our vision to become the best integrated financial solutions provider in the market.”

The TCG acquisition is the second acquisition completed by Univest Corporation this week. On Monday, December 29, Univest also acquired Liberty Benefits, Inc., a full service employee benefits brokerage and consulting firm specializing in comprehensive employee benefits packages for businesses with 2-500 employees.
“This is a tremendous way for us to showcase our commitment to steady and stable growth for our Company today and in the future,” added Aichele. “During these challenging economic times, our ability to grow both organically and through acquisition is a testament to the strength of our employees and our core business operations.”
Univest Corporation of Pennsylvania was founded in Souderton, Pa. in 1876. Univest and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc., Univest Investments, Inc., and Univest Capital, Inc., provide support and leadership in their communities and offer a wide range of financial services to individuals, businesses, municipalities and non-profit organizations. Univest serves Bucks, Montgomery, Chester and Lehigh counties through 33 financial service centers, 12 retirement community financial service centers, and 39 ATM locations.
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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.
Securities and insurance products are offered through Univest Investments, Inc., Member FINRA and SIPC, a licensed subsidiary of Univest Corporation of Pennsylvania. They are not FDIC insured, are not a deposit of or bank guaranteed, and are subject to risks, including possible loss of principal amount invested.